Exhibit 99.1

 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807            Chief Financial Officer
          Monett, MO 65708                        (417) 235-6652

                                          IR Contact:  Jon Seegert
                                                  Director Investor Relations
                                                  (417) 235-6652


              JACK HENRY ANNOUNCES THE ACQUISITION OF PROFITSTAR

 Monett, MO -  November 11, 2005  -  Jack  Henry & Associates, Inc.  (Nasdaq:
 JKHY), a leading provider of integrated computer systems and ATM/debit card/ACH transaction processing, today announced its acquisition of Profitstar, Inc. The Omaha, Nebraska-based company provides state-of-the-art asset/liability management, profitability management, and budget and reporting solutions; and has earned a relationship with more than 2,000 bank and credit union clients during its 22-year history. Terms of the transaction were not disclosed.

 According to Bill Goedken, president of Profitstar, "The long-term success of Profitstar is based on the combination of outstanding software products and time-proven support services. Since our products help financial institutions better manage and maximize their performance, it is important that we continue our tradition of commitment to our clients. We expect the opportunity to join Jack Henry, which is an exciting milestone for Profitstar, will further enhance the product and service levels our clients expect from us. Joining Jack Henry also will ensure our long-term viability, provide immediate access to the expanded resources we need to keep our financial management products competitively distinct, and protect the service-oriented corporate culture that we share with Jack Henry. Operating as a strategic subsidiary will enable Profitstar to share in the strength and knowledge of Jack Henry, and will provide our employees with the opportunity to work for a great company that cares about its associates. This acquisition is truly a win-win for our clients, our employees, our company, and Jack Henry."

 "Following our acquisition of Stratika in January of 2005, we established an agreement that enabled Profitstar to remarket Stratika's Relationship Profitability Management solution as a natural extension of its proprietary product line. The working relationship we established with Profitstar demonstrated the mutual benefits and business opportunities we could capitalize on, including the cross-sale opportunities within our respective client bases and the sales opportunities outside our collective client base," said Tony Wormington, president of Jack Henry & Associates.

 According to Jack Prim, CEO of Jack Henry & Associates, "Profitstar is the latest in a series of acquisitions that support Jack Henry's focused diversification strategy. Prior to 2004, we primarily acquired companies that provided complementary products and services that could be integrated with our core information processing platforms and sold almost exclusively to our existing clients. Since the beginning of 2004, we have been acquiring companies that provide highly specialized solutions that can be sold to virtually any financial services organization regardless of asset size, charter, or core processing solution. The target markets for the products and services provided by these acquired companies include thousands of financial services organizations for whom we previously had no appropriate offering, which expands our reach well beyond our traditional markets."

 "We are excited about the operational benefits and business opportunities our remarketing relationship identified. We have a proven process to efficiently and effectively integrate all aspects of Profitstar in Jack Henry & Associates, which will be seamless for Profitstar's impressive roster of domestic and international clients. This process allows us to continue selling and delivering Profitstar products, and to cross sell these products into our respective customer bases. We expect this acquisition will contribute $6.0 to $8.0 million in gross revenue for the remainder of fiscal year 2006, and should have a slightly accretive impact on EPS," concluded Kevin Williams, CFO of Jack Henry & Associates.


 About Profitstar

 Profitstar, Inc. is a leading provider of financial management solutions that enable diverse banks and credit unions to better manage and maximize their performance . The PROFITstar[R] asset/liability management and budgeting system, and the PROFITability[R] system are Profitstar's flagship products. These innovative systems are available for in-house installation or through an outsourced offering; and are supported with comprehensive training programs, expert consulting services, and superior support services. Profitstar has served the financial services industry for more than 22 years and currently supports more than 2,000 domestic and international clients.


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States, and has more than 7,000 customers nationwide. For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com.

 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

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